Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Acreage Holdings, Inc. on Form S-8 (File No. 333-258590) and Form S-3 (File No. 333-262502) of our report dated March 11, 2022 with respect to our audits of the consolidated financial statements of Acreage Holdings, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Acreage Holdings, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 11, 2022